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                              EMPLOYMENT AGREEMENT
                              --------------------

         This Employment Agreement ("Agreement") is entered into as of December 28, 2001 by and between ACCLAIM ENTERTAINMENT, INC. a Delaware corporation ("Company") and EDMOND P. SANCTIS ("Executive").

         1. DEFINITIONS: The following terms shall, where the context allows, have the following meanings whether such terms shall appear in lower case or with the first letter of each word capitalized (the foregoing shall apply to all other defined terms used herein):

                  (a) "Company Client" means any person, business or entity (collectively "Person") to or through whom any Company Product or Service is sold or brought to market prior to or during Executive's employment under this Agreement.

                  (b) "Company Product or Service" means any product or service developed and/or sold or otherwise provided by Company during or prior to Executive's employment under this Agreement, and all other products and/or services which are similar to such products or services, including, without limitation, computer game software of all kinds.

                  (c) "Competitor" means any Person who is engaged in the development or sale of products or services like or similar to any Company Product or Service including, without limitation, the development or sale of computer game software.

                  (d) "Accelerated Options" shall be determined by multiplying the number of options previously granted to Executive by a fraction the denominator of which is thirty six (36) and the numerator of which is the number of full calendar months that have elapsed from January 1, 2002 to the end of the last full month preceding such termination then deduct from such result the number of options that have vested prior to such termination. For example if the Agreement is terminated on July 1, 2003 and the number of options previously granted to Executive is 600,000, then the number of Accelerated Options shall equal 100,000 (300,000 minus 200,000 vested options equals 100,000).

         2.       EMPLOYMENT:

                  (a) Acceptance of Employment by Company: Company hereby engages Executive and Executive hereby agrees to provide to Company his full-time services as President and Chief Operating Officer ("COO") of Company's United States division, in accordance with the terms and conditions of this Agreement and will faithfully carry out the duties associated with the President and COO of an operating division. Executive will report to, and serve under the direction of the Co-Chairman/Chief Executive Officer and the Co-Chairman/Senior Executive Vice President or such other person(s) as may be designated by Company. Executive shall devote his full working time and attention during normal business hours to performing his services and duties hereunder to the best of his ability and utilizing all of his skills, experience and knowledge to advance the business and interests of the Company in a manner consistent with the professional duties and responsibilities of his position. Executive shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any other Person. Notwithstanding the foregoing to the contrary, Executive shall not be prevented from investing and managing his assets in such form or manner as will not unreasonably interfere with the services to be rendered by Executive hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation or deliver lectures, fulfill speaking engagements where such positions do not unreasonably interfere with the services to be rendered by Executive hereunder and where the business of such firm, trust or

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corporation is not in competition with Company's (or any of Company's affiliates) business.

                  (b) Location of Employment: Executive shall render his services at Company's offices presently located in Glen Cove, New York; provided, however, that Executive shall render his services at such other locations from time-to-time as the proper performance of Executive's duties may reasonably require.

         3. TERM: Executive's employment hereunder shall commence on December 28, 2001 and expire on December 31, 2003 (the "Term") unless sooner terminated as provided for herein. Both parties shall meet at least ninety (90) days prior to the expiration of the Term to discuss a renewal of the Term. Executive agrees that the covenants set forth in Paragraph 6 (hereinafter "Restrictive Covenants"), and all other provisions of this Agreement related to the enforcement thereof, shall continue throughout the full Term of this Agreement, surviving any termination of Executive's employment hereunder for any reason, but not longer than twelve (12) months following such termination of Executive's employment.

         4.       COMPENSATION, BENEFITS:

                  (a) Salary: Company shall pay to Executive during the Term, an annual base salary (the "Salary") of Five Hundred Thousand Dollars ($500,000) per annum. The Salary shall be reviewed by the Company annually and may be increased if the Company, in its sole and absolute discretion, determines that such an increase is advisable based on such factors as the Company shall consider appropriate from time to time (it is understood that no such review shall cause a decrease in Executive's Salary). Executive's Salary shall be payable in accordance with the Company's customary Executive payroll policy as in effect from time to time. Such Salary, together with any other compensation which may be payable to Executive hereunder shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

                  (b) Benefits: In addition to the payments required by Paragraph 4(a) to be paid to the Executive during the Term and to any benefits payable hereunder, the Executive shall:

                      (i) be eligible to participate in all employee fringe benefits and any pension, profit sharing and 401(k) plan that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans;

                      (ii) participate on the commencement of the Term of this Agreement at the Company's sole expense in medical, dental, disability, life and accidental death and dismemberment insurance plans that may be provided by the Company for its key executive employees in accordance with the provisions of any such plans;

                      (iii) be entitled to sick leave and sick pay in accordance with any Company policy and practice that may be applicable to key executive employees; and

                      (iv) be eligible for participation in the Company's Employee Stock Purchase Plan, effective with the next available enrollment period following commencement of this Agreement.

                  (c) Bonus: Executive shall during each fiscal year of Company during which Executive is employed hereunder, be eligible to receive a bonus (the "Bonus") of up to one hundred percent (100%) of Executive's salary. The Bonus for each fiscal year shall be based on financial, strategic, tactical and personal goals and objectives (collectively, the "Goals and Objectives") to be mutually agreed by the Company and Executive as well as the ultimate performance of the Company





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for such applicable fiscal year. If Executive and Company are unable to mutually agree on the Goals and Objectives, then Company's decision as to the Goals and Objectives shall be deemed final.

                  (d) Stock Options: Executive shall receive an option to purchase Two Hundred Thousand (200,000) shares of the Company's common stock (the "First Option"); provided, that the grant relating to One Hundred Thousand (100,000) of such shares shall be subject to approval of (i) an amendment to the Company's 1998 Stock Incentive Plan (the "Plan") increasing the number of shares available for grant under the Plan, and (ii) an amendment to the Company's certificate of incorporation increasing the number of shares authorized for issuance (collectively, the "Amendments") by the Company's stockholders at the Company's annual meeting on January 17, 2002 (the "Meeting"). Except as otherwise provided herein, the First Option shall vest in equal annual installments over a three-year period commencing on the one-year anniversary of the date Executive commences employment. The option price per share for the First Option will be the closing price of the Company's common stock on The NASDAQ SmallCap market on the day Employee commences employment. In addition, subject to approval of the Amendments by the Company's stockholders at the Meeting, effective January 17, 2002 (the "Meeting Date"), Executive shall receive an option to purchase Four Hundred Thousand (400,000) shares of the Company's common stock (the "Second Option"). Except as otherwise provided herein, the Second Option shall vest in equal annual installments on each of December 28, 2002, December 28, 2003 and December 28, 2004. The option price per share for the Second Option will be the closing price of the Company's stock on The NASDAQ SmallCap market on the Meeting Date. Additional options on the Company's common stock may be awarded to Executive at the discretion of the Company and the Company's Compensation Committee. Except as provided herein, the award of any options (including the options to be granted hereunder) and the exercise of such options shall be subject to the terms placed on such options at the time the Compensation Committee makes any such award and the provisions of the Plan, as such Plan may be amended from time to time. Notwithstanding the foregoing, if this Agreement is terminated by the Company without Cause, Executive shall have the right to exercise certain of such options granted hereunder as provided in and in accordance with Paragraph 8(c), below.

                  (e) Relocation Expenses: Company shall reimburse Employee for, or pay, on Employee's behalf, all reasonable and necessary expenses incurred by Employee in relocating himself and his family from Burlingame, California to Glen Cove, New York, subject to, and in accordance with, Acclaim's Relocation Procedure Executive Program ("Relocation Program"). Company will consider on a case-by-case basis and reimburse reasonable expenses which may not be covered by such Relocation Program, a copy of which has been previously furnished to Employee.

                  (f) Loan for Purchase of Home: Company shall advance to Executive (the "Housing Loan") up to the sum of sum of Three Hundred Thousand Dollars ($300,000) for use by Executive solely in connection with the purchase of a new principal residence in or around Glen Cove, New York (the "Residence"). Such Housing Loan shall be secured by a second trust deed on Executive's new principal residence and a promissory note in the form attached hereto as Exhibit
A. Such Housing Loan will carry simple interest of six (6%) per annum and shall be payable at the end of each calendar year. The Housing Loan will be fully repaid to Company on the earlier of Executive's sale of the Residence or one hundred eighty (180) days after the termination of this Agreement; provided if this Agreement is terminated by Company without cause pursuant to Paragraph 8(c) below, then, in such event, the Housing Loan shall be deemed forgiven by Company. Company shall have the right to obtain life, health, accident, disability or other insurance covering the repayment of the Housing Loan; Executive shall have no right, title or interest in or to such insurance and Executive will submit to usual and customary medical examination and supply Company with any required medical information for such insurance and will sign such applications or documents as may be reasonably required to obtain such insurance. Executive acknowledges that the Housing Loan is being made to Executive pursuant to ss.1.7872-5T of U.S. Treasury Regulations; in connection therewith, Executive certifies that Executive



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reasonably expects to be entitled to and will itemize deductions on his income tax returns for each year of the Term of this Agreement.

           (g) Vacation: The Executive shall be eligible for four (4) weeks of vacation each year (20 days). The Executive may carry over as much as ten (10) days into his vacation bank to a maximum of ten (10) carryover days at any given time.

           (h) Expenses: Company will reimburse Executive for actual, ordinary and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging the Executive's duties hereunder, subject to receipt of reasonable and appropriate documentation as required from time-to-time by the Company.

         5. OWNERSHIP OF RESULTS AND PROCEEDS OF EMPLOYMENT: All results and proceeds of Executive's employment ("Work Product") hereunder shall be considered "work made for hire" and shall be owned exclusively throughout the world by the Company (including all copyrights and patents therein and thereto, and all renewals and extensions thereof) in perpetuity (except with respect to patents or copyrights which shall be owned exclusively by Company for the duration of any applicable patent or copyright), free of any claims whatsoever by Executive or any other Person. Company shall have the sole and exclusive right to copyright or patent the Work Product and documentation thereto, or other reproductions embodying the Work Product thereof, and any other material capable of copyright and/or patent protection created in connection with the Work Product in Company's name, as the owner and author thereof, and to secure any and all registrations, renewals and extensions of such copyrights and patents in Company's name or Executive's name as permitted pursuant to applicable statute. If Company shall be deemed not to be the owner or author of any of the aforementioned materials, this Agreement shall constitute an irrevocable transfer to Company of ownership of copyright and/or patent therein (and all renewals and extensions). Executive shall, upon Company's request, execute and deliver to Company transfers of ownership of copyright (and all renewals and extensions) or patent, as the case may be, in such materials and any other documents as Company may deem necessary or appropriate to vest in Company the rights granted to Company in this Agreement, and if Executive does not execute any such above described transfers as required hereunder then Executive hereby irrevocably appoints Company his attorney-in-fact for the purpose of executing those transfers of ownership and other documents in his name.

         6. CERTAIN COVENANTS OF EXECUTIVE: Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

           (a) Acknowledgment: Executive understands and agrees that Company is engaged in the highly competitive business of computer software development; that Company's success is highly dependent upon the protection of Company's trade secrets and confidential information; that Company has invested considerable resources of its time and money in developing its products, services, staff, goodwill, procedures, clients, techniques, special training, client lists, manuals, records, documents, and other trade secrets and confidential information; and that upon and during employment under this Agreement Company has provided and will provide Executive access to and valuable knowledge regarding Company's trade secrets and confidential information, creating a relationship of confidence and trust between Company and Executive. Executive acknowledges and agrees that the use of such trade secrets or confidential information, or of Executive's expertise or leadership, for the benefit of Company's Competitors would be greatly harmful to Company, and that Company's willingness to enter into business with Executive and to provide Executive access to its trade secrets and confidential information is conditioned upon (i) the protection of Company's trade secrets and confidential information for Company's sole and exclusive








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


benefit, (ii) the retention of Executive's expertise and leadership during the Term of this Agreement for the sole and exclusive benefit of Company, and not for any Competitor, and (iii) the protection of Company against Executive's use for the benefit of any Competitor of the valuable skills Executive will acquire, develop and/or refine by virtue of employment with Company under this Agreement. Executive therefore agrees that the covenants and confidentiality provisions set forth in this Agreement are reasonable in scope, time, territory and type of activity and necessary for the protection of Company's legitimate interests, and further agrees that the knowledge of Company's confidential information and trade secrets to which he will gain access by virtue of employment under this Agreement, constitute good, sufficient and adequate consideration for the covenants and confidentiality provisions set forth in this Agreement.

        (b) Limited Non-Competition. Executive expressly covenants and agrees that during the Term of this Agreement and for a period of one (1) year following the termination of his employment with Company, for any reason, with or without cause, Executive shall not, directly or indirectly, alone or in concert with others, compete with Company in any manner or form, including but not limited to serving in the capacity of employee, agent, consultant, owner, investor, stockholder, partner, and/or independent contractor for any Competitor, nor will Executive, except for or on behalf of Company, solicit or attempt to solicit clients, business or patronage for the development or sale of any product or service of Company. Executive acknowledges and agrees that the computer software development industry in which Company is engaged is not confined to any particular geographic market, but rather is global in geographic scope, and that the absence of a restricted geographic scope to the limited covenant of non-competition set forth herein is therefore reasonable and necessary for the protection of Company's assets, trade secrets, confidential information, goodwill and other legitimate business interests. Further, the absence of a restricted geographic scope for the limited covenant of non-competition set forth herein shall not be invoked as or provide a defense to the enforceability of this Agreement or any provision hereof. Notwithstanding the foregoing to the contrary, Executive shall have the right to own as a passive investment up to one percent (1%) of any Competitor, provided such Competitor is a public company. Further notwithstanding the foregoing to the contrary, if this Agreement is terminated pursuant to Paragraph 8 (c), then the first sentence of this Paragraph 6(b) shall not apply to such termination.

        (c) Limited Non-Solicitation of Company Clients. Executive expressly covenants and agrees that for the one (1) year period following the termination of his employment with Company, for any reason, with or without cause, Executive shall not, directly or indirectly alone or in concert with others, solicit or induce, or attempt to solicit or induce any Company Client, or any former Company Client who, in the twelve (12) month period prior to the effective date of such termination was an Company Client, to obtain or secure computer software or its development from or through a Competitor. Further notwithstanding the foregoing to the contrary, if this Agreement is terminated pursuant to Paragraph 8 (c), then the first sentence of this Paragraph 6(c) shall not apply to such termination.

        (d) Limited Non-Solicitation of Company Employees. Executive expressly covenants and agrees that for the one (1) year period following the termination of his employment with Company, for any reason, with or without cause, Executive shall not, directly or indirectly, alone or in concert with others, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee, officer, consultant, representative, independent contractor or advisor of Company to terminate, alter, or modify their employment or relationship with Company.

        (e) Proprietary Information:

            (i) Executive further acknowledges and agrees that the success of the Company depends, among other things, upon maintaining strict secrecy with respect to its trade secrets and confidential information relating to the design, development and marketing of its products and services, including without limitation "know-how" trade secrets, details of supplier's, manufacturer's, employee's or distributor's contracts, pricing policies, financial data, operational methods, marketing and sales information or strategies, product development techniques or plans, or any strategies relating thereto, technical processes, designs and design projects, and other proprietary information of the Company or any parent, subsidiary or affiliate of Company (hereinafter individually referred to as a "Protected Company") and to which trade secrets and confidential information Executive may acquire knowledge of or have access to during the course of his employment by the Company. Such trade secrets and confidential information as described above are hereinafter referred to as "Proprietary Information". For the purpose of this Agreement, Proprietary Information also includes, without limitation, any and all information not lawfully and generally available to the public concerning the Company, and any Protected Company or any of its respective products, services, clients, affairs, personnel or suppliers. In addition, in the course of its business, the Company may receive confidential disclosures of the trade secrets and confidential information of other persons and entities. In such event, when instructed by the Company, Executive shall receive and treat the trade secrets and confidential information of such other persons and entities with the same obligation and degree of care as Executive treats the Proprietary Information of the Company.

            (ii) Executive shall use his best efforts to exercise utmost diligence, as an individual as well as part of a working group, to protect and guard the Proprietary Information of the Company and any Protected Company. Executive agrees not to disclose to any Person not employed by the Company or not engaged to render services to a Protected Company either during or after his employment, nor to use, for himself or another, during or after his employment, without the Company's written consent, any Proprietary Information obtained by him during his employment, whether developed by him or not, and Executive agrees to hold all Proprietary Information in strict confidence; provided, however, that this provision shall not preclude the Executive from making, upon advice of counsel, any disclosure required by any applicable law or using or disclosing information known generally to the public (other than information known generally to the public as a result of any violation of this Paragraph 6(e) by or on behalf of the Executive).

            (iii) Proprietary Information shall at all times, both during the Term of this Agreement and at all times thereafter, be and remain the property of Company for its sole and exclusive use and benefit, and Executive shall deliver all documents containing or reflecting such information to Company at any time upon request of Company, and in any event shall deliver all such documents to Company upon the termination of his employment regardless of whether or not expressly requested to do so at the time employment pursuant to this Agreement ceases. Upon leaving the employment of the Company, Executive shall not take with him any of the Company's Proprietary Information.

        (f) Breach of Covenants. Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value. In the event of any breach of any covenant or promise set forth herein, Executive agrees that Company shall be entitled to seek judicial remedies in any appropriate court for the redress of such breach, including, without limitation, the right to seek injunctive relief. Executive further acknowledges that it will be difficult, if not impossible, to measure in money the damage that will be suffered by the Company in the event that Executive fails to comply with the covenants and restrictions set forth in this Paragraph 6 and that in such event the Company will not have an adequate remedy at law. Therefore, Executive agrees that the Company in such event shall be entitled to injunctive relief, both temporary and permanent, to enforce such covenants or restrictions, or any of them, in any court having jurisdiction thereof, in addition to such other equitable and legal remedies which may be available to it, and in the event that any action or actions should be instituted in equity to enforce any restriction or covenant hereunder, no party will raise the defense that there in an adequate remedy at law.

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

        7. RIGHTS AND REMEDIES UPON BREACH: If Executive breaches any of the provisions of the Restrictive Covenants, Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable:

            (a) Specific Performance: The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

            (b) Severability of Covenants: If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

            (c) Blue-Pencilling: If any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration or geographical scope of such provision, such court shall have the power to reduce the duration or scope of such provision and, in its reduced form, such provision shall then be enforceable.

            (d) No Waiver, Cumulative Remedies: The failure of any party to this Agreement to seek redress for a violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights or remedies the parties may have by law, statute, ordinance or otherwise.

8.           TERMINATION/SUSPENSION/CHANGE OF CONTROL:

             (a)  Termination Upon Death or Disability:

                  (i) If during the Term of this Agreement Executive should die, then this Agreement shall be deemed to have automatically terminated as of the date of Executive's death. Executive's estate shall be entitled to any unpaid Salary which has accrued prior to the date of such death as well as unpaid expenses which have been approved, and benefits provided for under this Agreement which have accrued prior to the date of such death and to which Executive is otherwise legally entitled

                  (ii) If during the Term of this Agreement Executive becomes Disabled (as such term is defined below) and such disability has lasted for a period of one hundred eighty (180) days in any consecutive twelve (12) month period and no reasonable accommodation (as such term is defined in the Americans With Disabilities Act) is available or can be furnished, then following such period Company shall have the right to terminate this Agreement or suspend the Term at Company's election. In the event Company elects to suspend the Term hereof and Company's obligations hereunder, then such suspension shall be for the duration of such disability and the Term shall be automatically extended by a number of days equal to the total number of days of the suspension, or such fewer number of days of which Company may advise Executive in writing. Executive may only return to work following such disability upon submission to Company of a certificate from the physician selected by the Company as aforesaid certifying that Executive is able to return to work. No suspension shall in any manner suspend or otherwise impair Company's rights under this Agreement. During the period that Executive is Disabled and prior to any termination or suspension by Company, Executive shall retain his status and continue to receive his full compensation (Salary but no Bonus). As used in this Agreement, the term "Disabled" shall mean Executive's inability to substantially perform his duties and





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responsibilities under this Agreement by reason of a non-intentionally self-inflicted medical disability, including mental or physical illness, as certified by a physician appointed by the Company. If Company elects to terminate this Agreement as provided in this Paragraph 8(a)(ii), then Executive shall be entitled to any unpaid Salary and unpaid vacation which have accrued prior to the date of such termination as well as unpaid expenses which have been approved, and benefits provided for under this Agreement which have accrued prior to the date of such termination and to which Executive is otherwise legally entitled.

         (b) Termination for Cause: Company shall have the right to terminate Executive's employment pursuant to this Agreement for Cause. "Cause" for termination means (i) any act of fraud, embezzlement, or other misappropriation or any other act or omission by Executive that amounts to a willful breach of Executive's fiduciary duty to Company or its direct or indirect clients, (ii) Executive's conviction of a felony or any crime involving moral turpitude under state or federal law, or the equivalent under foreign law, (iii) Executive's material breach of any rules or regulations of employment, or any policies related thereto, which may be adopted or amended from time to time by Company of which Executive has been given written notice and which are consistent with this Agreement, (iv) Executive's refusal to perform satisfactorily Executive's duties and obligations under this Agreement, (v) any other acts or omissions by Executive constituting neglect or dereliction of Executive's duties hereunder,
(vi) Executive's willful refusal to carry out the reasonable instructions of the Board, either of the Co-Chairmen of Company or such other person as either of the Co-Chairmen have determined, (vii) the happening of any event which, under the provisions of any federal, state or foreign laws applicable to Company or its activities, disqualifies Executive from acting in any capacity provided for herein, including, without limitation, any event which disqualifies Executive under the Securities Act of 1933 or the Securities Exchange Act of 1934, or
(viii) Executive's default of any material obligations under this Agreement; provided however, that the Company shall have given Executive written notice specifying any event or breach specified in clauses (iii) through (vi) and
(viii) above and permitted Executive to cure any such breach within the period of twenty (20) days after receipt of such notice and Executive has failed to cure such breach within such twenty (20) days; provided, further, however that the Company shall not be obligated to provide Executive with notice and opportunity to cure more than one event or breach under each of clauses (iii) through (vi) and (viii) above. If Executive's employment is terminated by Company for Cause, Company's obligations to Executive shall terminate immediately; provided that Company shall pay to Executive any unpaid salary and unpaid vacation which have accrued prior to such termination as well as unpaid expenses which have been approved, and benefits provided for under this Agreement which have accrued prior to the date of such termination and to which Executive is otherwise legally entitled.

         (c) Termination Without Cause by Company or for Cause by Executive: If the Company terminates this Agreement without cause by written notice to the Executive, or if Executive's employment hereunder is terminated by Executive pursuant to Paragraph 8(e) hereunder, the Executive shall be entitled to receive from the Company, (i) any unpaid Salary, unpaid vacation pay, unreimbursed business expenses and any other monies payable to the Executive under any Executive benefit plan, in each case earned through the date of the Executive's termination; (ii) from and after the effective date specified in the Company's notice of termination and for a period of twelve (12) months thereafter (the "Severance Period"), the Salary (it being understood, for the avoidance of doubt, that Executive shall not be entitled to receive any bonuses of any type during the Severance Period); (iii) continued coverage under Company's then available medical, dental, life and disability benefits for the 12-month period commencing with Executive's termination of employment; (iv) Executive shall be entitled to a prorated Bonus (prorated based on the number of months expired from the commencement of the Fiscal Year in which Executive is terminated until the date of such termination), if any, based on the Goals and Objectives fixed by the parties at the commencement of such applicable fiscal year (such amount, if any, shall be payable to Executive when no later than 120 days following the expiration of the Fiscal Year in which Executive is terminated, and (v) notwithstanding




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anything to the contrary contained in the Stock Option Plan (as defined in
Paragraph 4(d) hereinabove), Executive's right to such options previously granted to Executive shall vest and be exerciseable as follows: (1) if Executive terminates this Agreement or is terminated by Company pursuant to this paragraph 8(c) prior to July 1, 2002, then Executive shall not be entitled to any options;
(2), if this Agreement is terminated prior to July 1, 2002, solely because of a Change in Control pursuant to Paragraph 8(e), below, then Executive shall be entitled to one-half of that portion of the First Option shares which would otherwise have become vested on the one-year anniversary of the date Executive commences employment; (3) If Executive terminates this Agreement or is terminated by Company pursuant to this paragraph 8(c) after June 30, 2002, then the Accelerated Options (as such term is defined in Paragraph 1(d), above) shall become immediately vested and Executive shall have ninety (90) days from the date of Termination to exercise such Accelerated Options as well ninety (90) days to exercise any options which have vested prior to such termination. If the Executive should die at any time after the termination of this Agreement pursuant to this Paragraph 8(c), the amounts or benefits payable or provided to the Executive under subclauses (ii) and (iii), above, of this Paragraph 8(c) shall cease and the provisions of Paragraph 8(a) shall apply; provided, further, that the Executive shall not be entitled to receive any bonuses of any type, other than as provided in subclause (iv), above of this Paragraph 8(c) and provided, further that any payments made to the Executive pursuant to subclause
(ii) of this Paragraph 8(c) shall be offset by any compensation that the Executive may receive from employment that the Executive may obtain during the remaining Term of this Agreement following such termination and, in connection therewith, the Executive shall be required to refund to the Company any amounts which shall constitute an overpayment made by the Company to the Executive under subclause (ii) of this Paragraph 8(c) as a result of any compensation that the Executive may obtain during the remaining Term of this Agreement from such employment following the termination of this Agreement pursuant to this Paragraph 8(c). Fiscal Year as used in this Agreement means the fiscal year of Company.

        (d) Designation of Beneficiary: The parties hereto agree that the Executive shall designate, by written notice to the Company, a beneficiary to receive the payments described in Paragraph 4 in the event of his death. The designation of any such beneficiary may be changed by the Executive from time to time by written notice to the Company. In the event the Executive fails to designate a beneficiary as herein provided, any payments which are otherwise to be made to a designated beneficiary under Paragraph 4 shall be made to the Executive's estate.

        (e) Termination by Executive for Cause/Change in Control: If, during Executive's employment, (i) Company shall breach a material term of this Agreement or (ii) there shall occur a "Change in Control" (as defined below) of Company and, within one year thereafter, there shall occur a change in Executive's "Circumstances of Employment" (as defined below), then Executive may terminate his employment pursuant to this Agreement by written notice to Company and Executive shall be entitled to receive the benefits provided in Paragraph 8(c)(i) through (v) above; provided, however, that Executive shall first have given Company written notice specifying the specific nature of such breach or such change in Executive's Circumstances of Employment as case may be, and Company has not cured any such breach or Change in Circumstances within the period of 20 days after receipt of notice of such aforementioned notice.

            (i) A "Change in Control" shall be deemed to occur upon (a) the sale by Company of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), the consolidation of Company with any person, or the merger of Company with any person as a result of which merger Company is not the surviving entity as a publicly held corporation, or (b) the sale or transfer or issuance of shares of Common Stock by Company and/or any one or more of its stockholders (other than Gregory E. Fischbach or James R. Scoroposki), as the case may be, in one or more transactions, related or unrelated, to one or more persons as a result of which any person and its "affiliates" (as hereinafter defined), other than Gregory

E. Fischbach or James R. Scoroposki, shall own more than thirty five percent (35%) of the outstanding Common Stock, unless such sale or transfer has been approved in advance by the Board. An "affiliate" shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, any other person.

            (ii) Executive's "Circumstances of Employment" shall be deemed to have changed if there shall have occurred any of the following events: (A) a material reduction or change in Executive's duties or reporting responsibilities; (B) a material breach by Company of any provision of this Agreement; (C) a material reduction in the fringe benefits made available by Company to Executive, unless such reduction is also applicable to all senior executive officers of Company generally; (D) a material diminution in Executive's status, working conditions or economic benefits; or (E) a reduction in Executive's Salary.

   9.   EXECUTIVE'S REPRESENTATIONS, WARRANTIES AND INDEMNITIES:

        (a) Right to Enter Into Agreement: Executive has the right and is free to execute this Agreement, to grant the rights granted by him to the Company hereunder, and to perform each and every term and provision hereof.

        (b) Breach Under Other Agreement or Arrangement: Neither the execution and delivery of this Agreement nor the performance by Executive of any of his obligations hereunder will constitute a violation, breach, or default under, any agreement, arrangement or understanding, or any other restriction of any kind, to which Executive is a party or by which Executive is bound.

        (c) Services Rendered Deemed Special, Etc.: Executive acknowledges and agrees that the services to be rendered by him hereunder are of a special, unique, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be adequately compensated for in an action at law and that a breach of any term, condition or covenant hereof will cause irreparable harm and injury to Company and in addition to any other available remedy Company will be entitled to seek injunctive relief.

        (d) Indemnity: Executive agrees and does hereby indemnify save and hold Company harmless from and against any and all damages, liabilities, costs, losses and expenses (including legal costs and reasonable attorney's fees) arising out of or in connection with any claim, demand or action by a third party which is inconsistent with any of the warranties, representations or agreements made by Executive in this Agreement Executive agrees to reimburse Company, on demand, for any payment made by Company at any time with respect to any such demand, liability, costs, loss or expense to which the foregoing indemnity applies; provided, such payment arises from a final judgment or arbitration or a settlement made with Executive's prior consent, which consent Executive shall not unreasonably withhold. Company shall notify Executive in writing of any such claim, demand or action promptly after Company has been formally advised thereof and Executive shall have the right, at his expense to participate in the defense thereof with counsel of his choice. Notwithstanding the foregoing to the contrary, Executive shall not be liable to indemnify Company as provided above to the extent that any above referenced claim is covered by any insurance policies Company may elect to maintain generally for the benefit of officers or in connection with any proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party by reason of Executive's being or having been an officer or Executive of Company and its subsidiaries and affiliates including, without limitation, any joint venture or partnership in which Company or any of its subsidiaries has an interest as long such actions were within the scope of Executives duties hereunder.

    10. NOTICES: Any notice, consent or other communication under this Agreement

(hereinafter "Notice") shall be in writing and shall be delivered personally, sent by facsimile transmission (and confirmed in writing) or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, sent by facsimile transmission and confirmed in any other manner permitted in this Paragraph 10 or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail as provided herein. Notices shall be addressed to Executive at 1308 Sanchez Avenue, Burlingame, California 94010 and to Loeb & Loeb LLP, 10100 Santa Monica Boulevard, Suite 2200, Los Angeles, CA 90067,
Attention: Kenneth Benbassat, Esq.. Notices shall be addressed to Company at One Acclaim Plaza, Glen Cove, New York 11542, Attention: Chief Executive Officer, and to Fischbach, Perlstein & Lieberman, LLP, 1875 Century Park East, Suite 850, Los Angeles, CA 90067, Attention: Bernard J. Fischbach, Esq. Either party may change its address for Notices hereunder by notice to the other party in accordance with this Paragraph 10.

    11. ASSIGNMENT: Subject to Paragraph 8(e), Company shall have the right, at its election, to assign any of its rights or obligations hereunder, in whole or in part to any parent, subsidiary, affiliated, or related company, or to any person, firm, or corporation owning or acquiring a substantial portion of Company's or Company's stock or assets, and, to the extent of such assignment, Company and/or Company shall thereafter be relieved of their obligations hereunder. Executive shall not have the right to assign any of his rights or obligations hereunder, except for family gifts or transfers of compensation payable under Paragraph 4 to heirs, beneficiaries, or otherwise by operation of law, in accordance with Company's policies, practices and procedures.

    12. FURTHER INSTRUMENTS: Executive shall furnish Company with any further instruments, in such form and substance as shall be approved or designated by Company, which Company may reasonably require or deem necessary, from time to time, in its discretion, to evidence, establish, protect, enforce, defend or secure to Company any or all of its rights, titles, properties or interests or more fully to effectuate or carry out the purposes, provisions or intent of this Agreement. In this connection, Executive hereby irrevocably constitutes and appoints Company as its lawful attorney-in-fact to execute, acknowledge and deliver all such further instruments and to do all acts and things contemplated by this paragraph.

    13. COMPLETE AGREEMENT; MODIFICATION AND HEADINGS: This Agreement contains the entire agreement between the parties with respect to Executive's employment by Company, superseding all existing agreements between them concerning Executive's employment. This Agreement may not be amended, modified, superseded, canceled, or waived except by a written instrument signed by the party to be charged. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

    14. COMPANY INDEMNITY: Company shall indemnify Executive (and Executive's legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and its existing certificate of incorporation and by-laws, and Executive shall be entitled to the protection of any insurance policies Company may elect to maintain generally for the benefit of officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive (or Executive's legal representatives or other successors) in connection with any action, suit or proceeding to which Executive (or Executive's legal representatives or other successors) may be made a party by reason of Executive's being or having been an employee, officer or executive of Company and its subsidiaries and affiliates including, without limitation, any joint venture or partnership in which Company or any of its subsidiaries has an interest.

    15. GOVERNING LAW: This Agreement shall interpreted with, and governed by, the laws of the State of New York, without regard to conflicts of law doctrines. Any claim, dispute or disagreement in respect of this Agreement may be brought only in the courts of the State of New York, in Nassau County or the federal courts within the State of New York and in Nassau County, which courts shall have exclusive jurisdiction thereof. Any process in any action or proceeding commenced in such courts may, among other methods, be served upon the parties hereto, as applicable, by delivering or mailing the same, via registered or certified mail, return receipt requested, addressed to Company or Executive, as applicable, at the addresses set forth or designated pursuant to Paragraph 10, above. Any such service by delivery or mail shall be deemed to have the same force and effect as personal service within the State of New York.

         WHEREFORE, the parties hereto have executed this Agreement as of the day and year first above written.

ACCLAIM ENTERTAINMENT, INC.



By: /s/ Gregory Fischbach                         /s/ EDMOND P. SANCTIS
   -----------------------------------------     ------------------------------
Its: Co-chairman and Chief Executive Officer

                                   EXHIBIT "A"

                                 PROMISSORY NOTE

$300,000                                                    Glen Cove, New York

         FOR VALUE RECEIVED the undersigned, EDMOND P. SANCTIS ("Sanctis"), promises to pay ACCLAIM ENTERTAINMENT, INC. ("Acclaim"), or its assignees on the Due Date (as defined below), the principal amount of Three Hundred Thousand Dollars ($300,000.00) ("the Sum").

         Sanctis also promises to pay interest on the unpaid principal amount hereof from the date hereof through maturity (whether by acceleration or otherwise) at a rate of six percent (6%) per annum. Interest shall be due and payable on or before December 31st of each year this promissory note remains outstanding.

         Any interest payments on this promissory note not paid when due, whether at stated maturity, by notice of prepayment, or acceleration or otherwise, shall be added to the unpaid principal balance and shall thereafter bear interest payable upon demand at the highest rate permitted by law.

         Interest on this promissory note shall be computed on the basis of a 360-day year of twelve 30-day months.

         This promissory note is made pursuant to the Employment Agreement dated as of December 28, 2001 herewith between the parties (the "Employment Agreement") and the Sum is to used by Sanctis solely in connection with the purchase of a new principal residence in or around Glen Cove, New York (the "Residence").

         This promissory note shall be secured by a certain second deed of trust, issued on a form satisfactory to Acclaim, of which Acclaim shall be the Beneficiary, for the real property on which the Residence is situated.

         As used herein, the term "Due Date" means the date which is the earlier of Executive's sale of the Residence or one hundred eighty (180) days after the termination of the Employment Agreement; provided if the Employment Agreement is terminated by Acclaim without cause pursuant to Paragraph 8(c) of the Employment Agreement, then, in such event, this promissory note shall be deemed forgiven by Acclaim.

         Principal and interest shall be payable in lawful money of the United States of America to Acclaim at One Acclaim Plaza, Glen Cove, New York 11542,
Attention: Gregory Fischbach or to such other person or at such other place as Acclaim may from time to time designate in writing.

         This promissory note may be prepaid in full or in part at any time without penalty.

         With respect to the repayment of this promissory note, but subject to the notice and cure provisions provided below, the undersigned hereby (1) waives all rights and benefits conferred by any and all statutes of limitation in any action on this promissory note to the extent permitted by the laws of the State of New York; (2) waives presentment, protest, notice of presentment, notice of dishonor, notice of non-payment and notice of any kind with respect to this promissory note or the performance of the obligations under this promissory note; (3) waives the right to require Acclaim or its successors or assigns to proceed against him, and except as otherwise required by law, waives the right to require Acclaim or its successors or assigns to proceed against any security before proceeding against him; and (4) agrees that no delay or omission on the part of Acclaim in exercising any right or power under this promissory note shall affect its liability.

         Acclaim and all successors and assigns thereof, with respect to this promissory note, shall have all of the rights of a holder in due course as provided in the Uniform Commercial Code and other laws of the State of New York.

         In the event of a default by the undersigned of this promissory note, the undersigned agrees to indemnify and hold harmless Acclaim, its successors and assigns, from and against any and all costs and expenses (including reasonable attorney's fees) incurred in connection with or arising out of the collection, enforcement, sale, or suit on this promissory note or any part of it, whether or not suit is filed.

         Time is of the essence of this promissory note.

         No delay or omission by Acclaim in exercising any right hereunder shall operate as a waiver of such right or any other right of Acclaim. A waiver on one occasion shall not be construed as a bar or a waiver of any right in the future. None of the provisions hereof and none of the rights of Acclaim shall be deemed to have been waived by acceptance of any past due amount or by way other indulgence granted to the undersigned.

         If, for any reason, performance of any provision of this promissory note, shall have the effect of requiring the payment of interest at a rate exceeding the highest rate of interest allowed by law, the rate of interest chargeable hereunder shall be reduced to the highest lawful rate. If, for any reason, Acclaim shall receive as interest any amounts which exceed the highest rate of interest allowed by law, such amounts as would otherwise be excessive interest shall be immediately and automatically applied to the reduction of the unpaid balance of the principal amount and not to payment of interest. The provisions of this paragraph shall control every other provision of this promissory note.

         This promissory note shall be construed and interpreted in accordance with, and all disputes hereunder shall be governed by, the laws of the State of New York.

         The undersigned hereby promises to make all payments in accordance with the terms hereof.

Dated as of December    ,  2001
                     ---





                                                              EDMOND P. SANCTIS